                                                                EXHIBIT (b)


                                  SEDWAY GROUP
                        REAL ESTATE AND URBAN ECONOMICS


                                   TRIAD PARK REAL
                                   ESTATE ASSET
                                   STRATEGY







                                   PREPARED FOR:

                                   BOARD OF DIRECTORS,
                                   TRIAD PARK, LLC






                                   JULY 22, 1997

                           [SEDWAY GROUP LETTERHEAD]




July 22, 1997

Board of Directors
Triad Park, LLC
3055 Triad Drive
Livermore, CA 94550

RE:     TRIAD PARK REAL ESTATE ASSET STRATEGY

Dear Sirs:

Sedway Group is pleased to present its real estate asset strategy for Triad Park in Livermore, California. This report has been prepared solely for the use of the Board of Directors of Triad Park, LLC, and is a confidential document to be used for decision-making purposes.

As discussed in more detail in the attached report, Sedway Group recommends that an orderly disposition of the property be implemented immediately in order to capture the present strong market conditions and the momentum that Lincoln Technology Park will generate. The disposition strategy is anticipated to take about three-and-one-half years and result in proceeds with a net present value of $25.6 million.

The following report includes an overview section, followed by a discussion of market issues and recommendations, and concludes with a presentation of the financial analysis of the disposition strategy. The results of our engagement are also subject to the assumptions and limiting conditions appended to the end of this report.

We appreciate this opportunity to assist in this important and challenging assignment and look forward to discussing our findings with the Board at its July 28, 1997, meeting.

Sincerely,


/s/ MICHAEL J. CONLON                       /s/ MARY A. SMITHERAM-SHELDON
- ---------------------                       -----------------------------
Michael J. Conlon, CRE                      Mary A. Smitheram-Sheldon
Principal                                   Manager

MJC/MASS:nam
Enclosure

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



OVERVIEW

TRIAD PARK HISTORY

Triad Park, totaling 396 gross acres, was purchased by Triad Systems Corporation (Triad) in 1984 with the vision of creating an environment similar to Stanford Business Park. At that time, the belief was that, with a tight real estate market in Santa Clara County, other firms would follow Triad from the expensive Silicon Valley to the relatively spacious and inexpensive Livermore.

Despite the 1987 completion of 219,800 square feet for Triad, the sale of a few parcels of land (Wang NMR in 1987, Vista West/Impact and Boulangerie de France in 1989), and the construction of the Marriott Residence Inn (Boulangerie de France resale) and Comfort Inn (out-parcel), the original vision was never realized due to economic and real estate recessions and competition. In the early 1990s, Triad obtained approval to change the allowed uses to include commercial/retail and residential.

Sales activity within Triad Park since 1990 is summarized in Exhibit 1 (exhibits are included at the end of this report). With the exception of the Costco sale in 1993, all the sales activity took place in 1996. (Exhibit 1 also includes two resales of portions of Boulangerie de France=s land for informational purposes.) Triad sold nearly 30 acres in 1996 in five transactions. For all but the Lincoln sale, Triad financed 75 percent of the sale price. Of these five sales, three (totaling 9.39 acres) have proposed uses related to the corporate lodging core established by the Marriott Residence Inn, Comfort Inn and the new Hampton Inn. Two sites are slated for a Hilton Garden Inn (with a restaurant) and a Marriott Courtyard. The third site is planned for one or more restaurants or food-related commercial. The two other sales (totaling 20.2 acres) are for office/R&D uses.

TRIAD PARK B CURRENT SITUATION

Current uses in Triad Park include the Triad complex, other office/R&D/light industrial facilities (Wang NMR, Vista West/Impact, plus Lincoln Technology Park under construction), lodging (Marriott Residence Inn, Comfort Inn, Hampton Inn), and other commercial (Exxon service station with mini-mart, Wendy=s and Baskin-Robbins; Harley Davidson Dealership; Costco).

The holdings of Triad Park, LLC include the Triad facility located on 15.06 acres and 293.9 acres of undeveloped land. The Triad facility consists of a three-building complex totaling 219,800 square feet that has been leased to Triad for five years commencing February 27, 1997. Although there is a five-year renewal option, the corporate strategy for Triad is uncertain as to its future commitment to its Livermore presence due to the recent merger.

Of the 293.9 acres of undeveloped land, 110.8 acres are designated for open space and 4.5 acres are reserved for a future freeway interchange. Triad Park, LLC owns about 179 gross acres of development land, or 142 net acres, with the following breakdown (based on the current planned uses):

TRIAD PARK REAL ESTATE STRATEGY              1                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL


===============================================================================
Use                             Gross Size                    Net Size
===============================================================================
Residential                     28.1 acres                    24.7 acres
Office/R&D                      127.1 acres                   93.9 acres
Commercial/Retail               23.4 acres                    23.4 acres
-------------------------------------------------------------------------------
TOTAL                           178.6 ACRES                   142.0 ACRES
===============================================================================

Recent potential sales activity within the park has included the following:

- -    Lots 1 and 2 (19.4 acres) in escrow to Gibson Speno Company;
- -    Discussions with Gibson Speno Company to acquire Lot 3;
- -    Discussions with Tom Terrill to acquire a portion of Lot 7 (formerly the
     HHH Investments/ Micro Dental option parcel);
- -    The first rights agreement with Lincoln Property Company for multiple parcels, including a Astrike price@ of $4.00 per square foot (net of bonds) for Lot 9;
- -    An offer on Lot 9A at $3.60 per square foot (net of bonds);(1) and
- -    A joint venture agreement with Jeffrey Kendall for a retail development on Lot 16 that included a potential Taco Bell (now expired).

SEDWAY GROUP ENGAGEMENT

Triad Systems Corporation was recently merged with Cooperative Computing, Inc. into CCI/Triad. As part of the merger, the real estate at Triad Park was spun off into a separate entity, Triad Park, LLC, and the Board of Directors of this entity desires to reevaluate the ownership and disposition strategy of its assets.

Triad Park, LLC retained Sedway Group to provide a strategy to maximize the value of the real estate assets. As part of this assignment, Sedway Group has performed the following tasks:

- -  Met with Triad Park management and reviewed the current status of the Park;
- -  Inspected Triad Park and its environs;
- - Read various documents related to the park, including an appraisal prepared by Carneghi-Bautovich & Partners, the listing agreement with Grubb & Ellis, the Gibson Speno Company agreement (portions), the January 1997 Lincoln Property Company offer, the Lincoln Property Company first rights of offer clause, the lease and lease amendment pertaining to the Triad building complex, tax and assessment bond information, etc.
- - Held telephone interviews with members of the Triad Park, LLC Board of Directors;
- - Held telephone discussions with brokers, developers, and land owners active in Livermore and the Tri-Valley area;
- -  Reviewed market information provided by Grubb & Ellis; and

- ----------
(1) A recent discussion with Grubb & Ellis indicates that the sale price on this lot has been negotiated up to $3.71 per square foot.



TRIAD PARK REAL ESTATE STRATEGY              2                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL


- -    Compiled the information gathered from all sources into a reasonable disposition program and prepared a cash flow analysis.


MARKET ISSUES

The strategy that maximizes the value of Triad Parks real estate is dependent upon many market-related issues. The most important of these market issues is location. Another pertains to the perception of Triad Park. Of course, market conditions are also very important to the real estate strategy.

LOCATION IN THE CITY OF LIVERMORE

The most important factor influencing Triad Park is its location in Livermore. To quote one broker, "Livermore is not Pleasanton," or expanded, "Livermore is not now, nor ever will be, Pleasanton."(2)

Pleasanton is a well-established office and research and development (R&D) market, with an image as a desirable corporate address. Pleasanton offers an excellent location at the nexus of I-580 and I-680 and high-quality corporate park environments. Pleasanton possesses a wide variety of product and currently has an active speculative market (although many buildings end up becoming build-to-suits before completion). Companies, especially those that are image-conscious, are willing to pay a premium to locate or remain in Pleasanton. In addition, businesses that occupy office and R&D space often view their employees as their greatest assets. For these firms, real estate occupancy costs are secondary to their employees and they prefer to locate in an area where they can attract and retain top talent. Lastly, due to Pleasanton=s established office and R&D markets, it is a less risky location for owner-users with respect to their real estate asset exit strategies.

In contrast, Livermore is viewed mainly as a distribution, warehouse, service center, and light assembly location, capitalizing on its strength of lower land prices and thus lower occupancy costs (to buy or rent). This occupancy expense savings is more appealing to space-using businesses such as distributors and manufacturers (or these divisions of larger firms). As a result, there is basically no significant multitenant office or R&D product in Livermore, with such uses considered Apioneering@ by market participants.

Thus, even though Triad Park and Livermore are only a few miles east of the I-580/I-680 interchange, they possess a vastly different and less desirable location compared to Pleasanton.

TRIAD PARK PERCEPTION

Although Triad Park is the westernmost business park in Livermore, the park itself, as it is presently improved, does not convey the image needed in order to compete with Pleasanton's corporate office and R&D parks. The development program to date lacks focus, which is evident in the existing and

- ----------
(2) Although Pleasanton is the focus of the Tri-Valley, Dublin and San Ramon are also important components and competitors in this market area. However, when comparing Livermore to the rest of the Tri-Valley, the comparison is often made in reference to Pleasanton.



TRIAD PARK REAL ESTATE STRATEGY              3                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



proposed mix of uses. This lack of cohesiveness has resulted in "historical accidents" at the park, such as the conglomeration of corporate lodging facilities, service station, and Costco, and in a lack of amenities that indicate a quality corporate environment. More specifically, the issues with the perception of Triad Park are as follows:

- -    The current development in Triad Park is more indicative of a hodgepodge created to respond to the dire economic conditions of the early 1990s than of a uniformly planned corporate park.

- -    The present pylon sign for Triad Park leads one to believe that it is a highway rest stop rather than a quality corporate park.

- -    There is no entry monument with landscaping to convey to visitors a sense of arrival at Triad Park (there is no "there" there).

- -     The park does not have the amenities needed for a corporate environment.

- -    Until the Shea Business Park project moves forward significantly, there is only one route in and out of the park, which is Airway Boulevard. The interchange between I-580 and Airway Boulevard requires modernization.

CURRENT MARKET CONDITIONS - RETAIL

The I-580 corridor is already populated by numerous retail centers. The corridor's demand for retail space is basically saturated, and the market is generally perceived as being overbuilt. New construction of retail space will not be speculative but will be driven by the expansion of retail chains. However, this construction would most logically take place at available locations near established retail concentrations in the corridor. In some areas experiencing substantial residential development, a modest amount of neighborhood-serving retail space may be built. Triad Park does not offer an appropriate location for either convenience (neighborhood-serving) or comparison (regional-serving) retail space. For this reason, the proposed Kendall project on Lot 16 never attracted co-tenants for the Taco Bell.

Triad Park has established itself as a corporate lodging center with three existing limited service/extended stay hotels, plus two more that were recently approved. The existing and anticipated lodging space and employee base have created a modest need for food in the park, which will grow over time as the park is built-out. However, the sites most logical for food uses are located on Constitution Way and are controlled by other entities. (There are three potential food user sites, but we do not expect all three to be developed with food in the near future.)

CURRENT MARKET CONDITIONS - OFFICE AND R&D

Following Bay Area and Silicon Valley trends, the Tri-Valley office and R&D markets have improved dramatically in the past two years. According to Grubb & Ellis in its 1997 market forecast, Tri-Valley Class A office and R&D/flex rents increased by more than 20 percent in 1996. In addition, Tri-Valley



TRIAD PARK REAL ESTATE STRATEGY              4                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



R&D/flex land prices increased by 25 percent over 1995 and 1996.3 Net office absorption in Tri-Valley in 1996 was just over 100,000 square feet; net industrial space absorption was 29,000 square feet.

Prospects in the Tri-Valley are good through 1997 and 1998. However, with a significant amount of new construction underway, the potential for continued dramatic declines in vacancy or increases in rental rates is not as great as was realized in the past two years (i.e., rents increasing at a decreasing rate). The market's potential after 1998 is still expected to be healthy, but expected substantial new construction make this time period less certain.

Pleasanton is the dominant location in the Tri-Valley. Although Pleasanton presently has a low 3.0 percent office vacancy rate, there is substantial construction activity and there is still abundant, albeit expensive, vacant land in Hacienda Business Park and other quality Pleasanton locations. Brittania, Opus Southwest, Parkway Properties and CM Capital all have office/R&D projects under construction in Pleasanton. These projects, totaling over 500,000 square feet (not including the 130,000-square-foot Brittania VI, which is pre-leased to Pro Business), are predominantly speculative, although it is likely that this space will be substantially pre-leased before completion.

Dublin and San Ramon similarly have office vacancy rates near 3.0 percent, with new speculative construction underway in Bishop Ranch totaling over 400,000 square feet.

Livermore has already experienced some benefits related to the tight market in Pleasanton. The new 115,000-square-foot California State Automobile Association complex (the first phase of which is completed) on the south side of I-580 is one example, while the other is the Lincoln Technology Park in Triad Park, which is currently under construction.

The tight Pleasanton market may result in some users moving to Livermore; however, it will not cause an exodus of firms. Motivations for companies either to remain in Pleasanton or move include the following:

- -    Some image-conscious tenants are willing to pay a premium for
     Pleasanton=s established identity and corporate environment. These firms are likely to be major name employers.

- -    Companies with significant employee assets would likely select
     Pleasanton because of its convenient location and greater employee amenities.

- -    On the other hand, some companies may experience sticker shock when their leases in Pleasanton buildings come up for renewal. The more price-sensitive and less image-conscious of these firms may consider a move.

- -    In addition, some companies' current and projected growth may result in space needs that cannot be accommodated in Pleasanton in the required time frame.

- ----------
(3) Although these statistics are quoted for the Tri-Valley overall, for office and R&D space, the Tri-Valley basically consists of Pleasanton, Dublin and San Ramon. As already noted, the main competitor for Livermore is Pleasanton; however, both Dublin and San Ramon share the same market strength and desirability as Pleasanton.


TRIAD PARK REAL ESTATE STRATEGY              5                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



- -    Also, back-office (clerical and administrative) components of large corporations may find that a Livermore location is closer to many of its employees, who may live in areas such as Livermore, Brentwood, Discovery Bay, and Tracy.

- -    Lastly, in some situations,  some companies may grow weary of the competition for space in Pleasanton and opt to relocate.

Broker consensus is that, if there ever was a time for Livermore and Triad, that time is now. The current real estate cycle is expected to last about another three years (more or less, excluding an external shock to the economy or a dramatic increase in interest rates).(4) However, with significant amounts of new space under construction and in the planning stages, especially relative to 1996 net absorption, the strongest part of the future market will be in the next year.

Space is currently tight and expensive in Pleasanton, primarily due to expansion of Tri-Valley firms. Companies relocating out of the similarly tight (and more expensive) Silicon Valley and Peninsula markets are creating some additional demand. However, many of these firms also consider Fremont and nearby communities when making their relocation decisions. There is a window of opportunity that must be capitalized on before it closes.(5)

The limited time frame of market opportunity is especially true given the potential for significant competition by the office and R&D components of the planned Dublin Ranch and Shea Business Park projects. Shea Business Park has already started marketing its sites, and Dublin Ranch is expected to start marketing in the near future. However, both of these projects require major infrastructure, and any building development will not be possible until after 2000. While both projects represent significant competition to Triad Park, Dublin Ranch in particular will have a detrimental effect on any unsold land at Triad Park due to its much superior location (closer to I-580/I-680 and in the City of Dublin).

RECOMMENDATIONS

Based on its investigations, Sedway Group has prepared a series of recommendations for Triad Park, LLC regarding the disposition of its real estate assets, land use issues, park image and environment issues, and marketing program.


- ----------
(4) Typical real estate cycles last about seven to eight years trough-to-trough, and one could make the argument that the present Tri-Valley office and R&D market is about half-way through the present cycle.

(5) It is important to remember that Livermore's nascent office/R&D market depends on and is secondary to Pleasanton. To the extent Pleasanton has little space available, Livermore becomes a more viable choice. However, when vacancies in Pleasanton increase as more space is built than absorbed, companies will have ample selections and will not be as likely to consider a move.



TRIAD PARK REAL ESTATE STRATEGY              6                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



REAL ESTATE ASSET DISPOSITION STRATEGY

Sedway Group recommends an aggressive but orderly real estate asset disposition program that would likely span about three-and-one-half years. Sedway Group believes that this strategy would maximize the value of Triad Park, LLC's holdings. The recommended strategy, with absorption estimates and pricing, is summarized by Exhibit 2 and is more fully described in this and the following sections.

We considered a shorter-term disposition, but in our opinion this would be akin to a fire-sale liquidation that is inappropriate given current strong real estate market conditions. Such a liquidation is also inappropriate given the financial capability of Triad Park, LLC to hold the property for a number of years.

In addition, we considered a longer-term strategy and determined that this would certainly span the real estate cycle and would likely bring the park=s land in direct competition with Dublin Ranch and Shea Business Park.

Sedway Group also recommends that the disposition plan be swiftly implemented. As mentioned above, now is the time to capitalize on very low vacancy levels. Rents and land/building prices have recently risen so rapidly in Pleasanton that some tenants may experience sticker shock when their leases come up for renewal. Less image-conscious and more price-sensitive tenants may give Livermore and Triad Park serious consideration. Swift implementation of the disposition plan will also allow Triad Park to build on the momentum expected by the completion and occupancy of Lincoln Technology Park.

From our perspective, the disposition strategy should contain three key components B a well-defined site plan and specific land use groupings; a focused park image repositioning; and an aggressive, sophisticated marketing program managed by an experienced development team. Each of the three components is discussed in the following sections.

LAND USE RECOMMENDATIONS

The present Triad Park land use plan includes residential (Lots 1 to 3), Business Commercial/Light Industrial (Lots 4 to 12), Service Commercial/Retail (Lots 13 and 16 to 20), and Retail and Office Commercial/Light Industrial (Lots 21 to 25). The discussion below is illustrated by the color-coded land use map presented as Exhibit 3.

RESIDENTIAL. We recommend that Triad Park, LLC simply follow through the current agreements, since the majority of the residential component is already under contract. We recommend that Triad Park, LLC close escrow with Gibson Speno on Lots 1 and 2, and continue dialogue with respect to Lot 3. Based on discussions with management and the appraisal, as well as Lot 3's slope restrictions, Sedway Group believes that it is likely that this lot would be developed with five large-lot home sites. However, an agreement may be reached with Gibson Speno to result in the integration of this lot into Lot 2's planned duet home development. This agreement could change the timing and the sales price of this lot.

BUSINESS COMMERCIAL/LIGHT INDUSTRIAL. We recommend that Triad Park, LLC aggregate the business commercial/light industrial land (Lots 4 to 12) into three components to form a well-defined disposition strategy:



TRIAD PARK REAL ESTATE STRATEGY              7                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



- -    TRIAD CAMPUS AND EXPANSION LAND. This consists of the 15.1 acres improved with the three leased Triad buildings, plus Lots 4, 5, 6 and 8 (42.1 acres gross, 27.9 acres net, including 1.5 acres shifted from Lot
     7). It is important that this asset is sold as soon as reasonably possible while there is sufficient time remaining on the Triad lease and a healthy real estate investment market, based on the uncertainty over the corporate plans for Triad=s Livermore location.

     Lots 5 and 8 are natural expansion areas for current and future users of the campus (with little potential for other development due to their location and slope restrictions). Lots 4 and 6 could also be used for expansion or resold individually.

- -    MULTITENANT COMPONENT. This consists of Lots 7, 9 and 9A, which are anticipated to be developed with a variety of multitenant product serving a range of user sizes. This multitenant component will bring to the park vitality from multiple businesses with a variety of sizes and momentum. We recommend the following for these lots.

        -      Lot 7 (a 3.5-acre portion, the rest of which is allocated to Lot
               8) should be sold to Tom Terrill, who is also reportedly purchasing the former Micro Dental site, for multitenant office/R&D product aimed at tenants less than 15,000 square feet (too small for Lincoln Technology Park).

        - Lot 9 is expected to represent Phase II of Lincoln Technology Park (which Lincoln needs to buy in order to preserve its right of first offer agreement). Triad Park, LLC should work proactively with Lincoln so that Lincoln Technology Park is fully leased and to ensure their acquisition of this lot.

        - Lot 9A has received an offer at $3.60 per square foot (which has been reportedly negotiated up to $3.71 per square foot) from a developer proposing a technology incubator project. This offer should be accepted and Triad Park, LLC should work proactively with the developer to make this project happen. If this deal falls through, Triad Park, LLC should encourage Lincoln Property Company to acquire this site for their Lincoln Technology Park project.

- -    CORPORATE USER/DEVELOPER. This consists of Lots 10 to 12. Triad Park,
     LLC should continue to work with DES to develop functional design alternatives for the 27.1-acre net area. The anticipated buyer of this land would be a corporate user or a built-to-suit developer.

SERVICE COMMERCIAL/RETAIL AND RETAIL AND OFFICE COMMERCIAL/LIGHT INDUSTRIAL. The most challenging portion of Triad Park is the southeast, with Lots 16 to 25. To be developable, this portion of the park needs a clear direction regarding land use, substantial infrastructure improvements, and acquisition of two key out-parcels.

Sedway Group believes that the Aservice commercial/retail@ component on Lots 16 to 20 is ill-conceived. The retail market discussion presented earlier in this report indicated that the I-580 retail market is saturated and if any retail development were to occur, it would take place near existing retail concentrations. Within Triad Park, the most logical site for retail development, consisting mainly of food services, is located in the Retail/Lodging Center noted on Exhibit 3. There are three prime sites



TRIAD PARK REAL ESTATE STRATEGY              8                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL




in this area for such food services, all of which are owned by third parties:
New West Petroleum=s 1.954 acres (listed at $10.00 per square foot net of bonds), Livermore Partners LLC's 1.4 acres (listed at $10.00 per square foot net of bonds), and D=Ambrosio Brothers' 1.81 acres (listed at $8.50 per square foot net of bonds, increasing to $10.00 per square foot as of October 1, 1997, or may be retained and developed by the owner).

The small parcel sizes and high listing prices of lots 16 to 20 appear unrealistic. Instead, we recommend that this service commercial/retail land be combined into larger parcels with lower prices commensurate with other office/R&D land in the park. In fact, these parcels would benefit if combined with Lots 21 to 23 and potentially Lots 24 and 25. Thus, there could be one or two corporate campus sites of either 35.9 acres (one campus) or 16.0 and 19.9 acres (two sites). A small premium is applicable for the land=s freeway visibility.

Furthermore, the out-parcels adjacent to the park on the west side of Colliers Canyon Road should be incorporated into the park (primarily the Cabrita and Chu land and potentially the Davina land also). Inclusion of these out-parcels would Asquare off@ the site and remove incompatible uses that may detract from its desirability.

There is one small parcel, Lot 13, that possesses the greatest potential for service commercial/retail use. However, this site will not have access until the western portion of North Canyons Parkway is developed, which would take place after Lots 10 to 12 are sold. The eventual type of user for this site is speculative at this time.

LAND USE SUMMARY. Therefore, Sedway Group recommends that Triad Park, excluding the Retail/Lodging Center, be segmented into the following components:

        - Residential Land (Lots 1 and 2 B 19.4 acres to Gibson Speno; Lot 3 B 5.28 net acres usable to be sold);
        - Triad Campus and Expansion Land (219,800 square feet on 15.1 acres and Lots 4, 5, 6 and 8 B 42.1 gross, 27.9 net, acres);
        - Multitenant Component (Lincoln Technology Park B 19.2 acres, with Lot 9 B 13.8 acres to be sold; Terrill B 14.18 acres, with Lot 7 B 3.5 acres to be sold; and incubator Lot 9A, or more Lincoln,
               5.6 acres);
        - Corporate User/Developer (Lots 10 through 12 B 46.1 gross, 27.1 net, acres);
        - Corporate User/Developer (Lots 16 to 25 B 35.9 acres, could be split into two: 19.9 and 16.0 acres); and
        -      Future Service Commercial/Retail (Lot 13 B 3.5 acres).

PARK IMAGE AND ENVIRONMENT ISSUES

Triad Park presently does not have a well-defined image or an environment consistent with a corporate park. Although these considerations are fairly intangible compared to land, buildings and occupancy costs, they are very important for corporate users.

SIGNAGE AND ENTRY STATEMENT. Triad Park needs an entry monument with landscaping to tell visitors that they have arrived. The current pylon sign identifying the park from I-580 is detrimental to the




TRIAD PARK REAL ESTATE STRATEGY              9                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



park's image, as it creates the impression of a highway rest stop, not a corporate park. This pylon sign should be redesigned or removed, if possible, and replaced with a monument appropriate for a corporate location.(6) Although an entry monument and landscaping is essential, it does not need to be of the quality and scale as those in Pleasanton.

The entry to the park is also not of corporate quality, due to the fact that the first development one sees when entering the park is the Exxon service station. In addition, there is an out-parcel to the west of the Exxon station site over which Triad Park, LLC appears to have no real control. The development of this parcel could potentially create more issues at the entry. We recommend that the entry be upgraded as development proceeds.

AMENITIES. Triad Park has one very distinct and plentiful amenity: corporate lodging. However, there is very little in the way of other amenities for the park's businesses and employees.

Food services are in need at the park. Presently the only food choices are Wendy's, Baskin-Robbins and Costco's hot dog and pizza stand. A range of food services, from sit-down restaurants to delis, are needed at the park. The logical location for these uses is in the Retail/Lodging Center.

Another needed amenity is business services (overnight delivery, copying, supplies, ATM, etc.). This type of service could be placed in a multitenant retail building in the Retail/Lodging Center, or in the ground floor of a multitenant office/R&D building. The provision of these amenities should be encouraged, even if they located on a third party's parcel.7

Another image consideration that is entwined with the disposition program is offering a potential large land purchaser naming rights to the park. Such a carrot may not only secure a significant land sale but also provide a fresh start for the park.

MARKETING PROGRAM

Sedway Group recommends that the disposition of the park be based on an aggressive, sophisticated marketing plan including a clear land use strategy; a coordinated program of presentations to brokers, developers, and a wide range of investors including REITs for the buildings; and integration of financing and other key deal points into the offering.

We also recommend that Triad Park, LLC create an experienced development team to manage the disposition. The team should include, or have immediate access to, expertise in brokerage, architecture, construction management, off-balance-sheet financing, and built-to-suit development.

Finally, we recommend that Triad Park, LLC plan to work with multiple developers, investors and contractors in the park. Given the size of the park and the need to absorb a very large inventory of

- ----------
(6) There may be a problem with removing this sign, since it is not located on Triad Park land and portions of the sign are owned by different entities. However, we recommend addressing this issue.

(7) This recommendation is made with the recognition that amenities require a population that requires amenities. This chicken-and-egg situation is not easily resolved.




TRIAD PARK REAL ESTATE STRATEGY              10                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



undeveloped land, we suggest that perhaps three or four developers be involved in different elements of the park to maximize the value of the real estate assets.


FINANCIAL ANALYSIS OF RECOMMENDED DISPOSITION STRATEGY

Exhibits 4 through 7 present the financial analysis of the recommended disposition strategy. Exhibit 4 presents a brief summary of the results of the financial analysis for the various components, while Exhibit 5 presents our land and price conclusions lot by lot (5A) and use by use group (5B), along with a comparison with the Carneghi-Bautovich appraisal and Grubb & Ellis listing.
Exhibit 5B also presents other cash flow assumptions. Exhibit 6 illustrates the cash flow by land use group, including the Triad complex. Exhibit 7 is the summary cash flow projection. Key assumptions are summarized as follows:

- -    LAND PRICES. Prices are net of assessment bonds, which are assumed by the buyer, and are based on the gross acre. The gross acre is used since purchasers of partially usable sites assume the bonds based on gross acreage. Prices are based on sales within the park, current escrows and offers, listing prices, and information presented in the Carneghi-Bautovich and Partners appraisal.

- -    TRIAD CAMPUS. The projected building rental revenue and reimbursements for taxes and assessments are based on the current lease agreement. The sales price for the campus is based on the Carneghi-Bautovich and Partners appraisal and the recent Lincoln Property Company=s verbal offer (considered slightly low). Active marketing or a competitive bid process will likely yield a higher price from either Lincoln or another aggressively growing real estate entity.

- -    ABSORPTION. Absorption is based on outstanding escrows, offers, first rights agreements, and indication of interest. We also assume that momentum is created by a full commitment to the disposition program, with appropriate marketing and exposure, as well as the completion and occupancy of the Lincoln Technology Park. Sale of the Triad Campus and Expansion Land is timed to reflect interest, as demonstrated by Lincoln Property Company's recent verbal offer.

- -    COMMISSIONS. Commissions are 6.0 percent on the land sale price (net of bonds) and 2.0 percent on the buildings' sale price. Although the Grubb
     & Ellis listing agreement calls for a sliding scale of commissions, we used 6.0 percent to reflect the potential for other expenses related to marketing and selling the land.

- -    HOLDING COSTS. Holding costs include real estate taxes (tax rate 1.1849 percent), annual payments on assessment bonds, and overhead, including payments to the park's maintenance association.

- -    DEVELOPMENT COSTS. Development costs are reflected by the increase in payments on assessment bonds. Due to the short-term nature of the financial analysis, the actual development costs and city recapture has not been modeled.

- -    BUILDING LOAN. The principal and interest on the existing loan are assumed to be paid per the amortization schedule. We assume that the land parcels presently encumbered by the loan are




TRIAD PARK REAL ESTATE STRATEGY              11                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL




     released, based on plans for such a release agreement, and that the building complex is the only encumbered portion of the park.

- -    DISCOUNT  RATE.  An annual  discount rate of 15.0 percent is assumed for both the land sell-out and the building equity cash flow analysis.

Employing the discounted cash flow analysis, as summarized in Exhibit 4, the total present value is calculated at $25.6 million.





TRIAD PARK REAL ESTATE STRATEGY              12                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL

                   GENERAL ASSUMPTIONS AND LIMITING CONDITIONS


This report is made subject to the following assumptions and limiting conditions.

1. No responsibility is assumed for legal matters. Title to the property is assumed to be marketable and to be free and clear of all liens, encumbrances and special assessments, unless otherwise noted. Unless otherwise stated, easements are assumed to not adversely impact development potential of the property.

2. The factual data utilized in this analysis, including land and building area, have been obtained from sources deemed to be reliable; however, no responsibility is assumed for their accuracy.

3. Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the authors become aware of such during any inspection undertaken on this assignment. The authors have no knowledge of the existence of such materials on or in the property unless otherwise stated.

        The authors, however, are not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value estimated is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, nor for any expertise or engineering knowledge required to discover them.

4. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. No warranty or representation is made that these projections will materialize.

5. The compensation for this report is in no way contingent upon any value estimate contained in this report.

6. Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales or other media, without the written consent and approval of the author.

7. No engineering study has been made or is implied by this report on the condition and size of the subject property. It is assumed that there are no unusual soils conditions that would constrain development, other than those specifically stated herein.





TRIAD PARK REAL ESTATE STRATEGY              13                       JULY 1997

SEDWAY GROUP
REAL ESTATE AND URBAN ECONOMICS

                                  CONFIDENTIAL



8. No testimony is required or implied on the part of the authors in any court or before any board of appeals or board of supervisors acting in such capacity, unless arrangements have been made previously.

9. Due to extraneous and yet undeterminable factors that affect sales price, any estimate of value stated herein for the subject property is not necessarily the ultimate sales price for the property.





TRIAD PARK REAL ESTATE STRATEGY              14                       JULY 1997

                                    EXHIBIT 1
                                 TRIAD PARK, LLC
                         TRIAD PARK LAND SALES ACTIVITY
                                1990 TO 1997 (1)

- ----------------------------------------------------------------------------
SITE                     SIZE     SALE                          SALE PRICE
IDENTIFICATION         (ACRES)    DATE       BUYER            NET OF BONDS
- ----------------------------------------------------------------------------

Costco Site            15.22     7/93      Costco                $1,720,802

2850 Constitution       1.99     5/96      Brahma Enterprises    $  465,000

W/S Constitution        2.42     5/96      Livermore Partners    $  575,000



E/S Constitution        3.44     8/96      Duffel/Kendall        $  449,540

E/S Constitution        1.81     9/96      D'Ambrosio Brothers   $  320,000

NEC N. Canyons Pkwy     9.18     9/96      HHH Investment        $1,389,087
& Independence

NWC N. Canyons Pkwy    11.02     9/96      Lincoln Property      $1,636,267
& Independence

E/S Constitution        4.147   12/96     Patel                  $  669,735
- ----------------------------------------------------------------------------

- ----------------------------------------------------------
SITE                   PRICE/SF
IDENTIFICATION        NET OF BONDS      DEVELOPMENT
- ----------------------------------------------------------

Costco Site              $2.60   Costco Store & offices

2850 Constitution        $5.36   Hampton Inn

W/S Constitution         $5.45   Harley Davidson (ptn)
                                 Freeway retail (ptn)

E/S Constitution         $3.00   Marriott Courtyard

E/S Constitution         $4.06   Restaurant(s)

NEC N. Canyons Pkwy      $3.47   Office/R&D
& Independence

NWC N. Canyons Pkwy      $3.41   Office/R&D
& Independence

E/S Constitution         $3.71   Hilton Garden Inn
- ----------------------------------------------------------

- ----------------------------------------------------------------------
SITE
IDENTIFICATION         COMMENTS
- ----------------------------------------------------------------------
Costco Site

2850 Constitution      Resale portion of Boulangerie de France land

W/S Constitution       Resale portion of Boulangerie de France land
                       1.4-ac. portion marketed for resale at
                       $10.00/SF net of bonds

E/S Constitution       Planning Commission approval 7/1/97

E/S Constitution       Marketing site for resale at $8.50/SF net of
                       bonds. Listing price goes up to $10.00/SF as
                       of 10/1/97. Despite interest, owners are not
                       accepting offers as they are still considering
                       developing site with one or more restaurants.

NEC N. Canyons Pkwy    Buyer has decided to remain in Dublin and
& Independence         has reportedly entered into contract to resell
                       the site at a price near acquisition cost.

NWC N. Canyons Pkwy    Lincoln Technology Park, 145,000 square feet,
& Independence         recently commenced construction.

E/S Constitution       Planning Commission approval 7/1/97

NOTES:

(1) Prior to 1990, activity within the park included Wang, NMR (1987), Vista West and Boulangerie de France (1989)


Sources: Carneghi-Boutovich & Partners; Triad Park LLC; Gateway Commercial; D'Ambrosio Brothers; brokers; and Sedway Group.

                                    EXHIBIT 2
                                   TRIAD PARK
                         RECOMMENDED DISPOSITION PROGRAM
                          PRICING AND ABSORPTION MATRIX
                                    JULY 1997

                                NET RETAIL SALES PRICE OF GROSS LAND ($/PSF)
                                               GROSS ACRES SOLD
                                                 TIME OF SALE
                             PERCENTAGE                 2ND HALF    1ST HALF   2ND HALF   1ST HALF   2ND HALF
 LOT NUMBER    GROSS ACRE     BUILDABLE    NET ACRES      1997       1998       1998        1999      1999
- ----------------------------------------------------------------------------------------------------------------
   Lot 1         13.90         100.0%       13.90        $3.43
   Lot 2          5.50         100.0%        5.50        $3.43
   Lot 3          8.70          60.7%        5.28
- ----------------------------------------------------------------------------------------------------------------
RESIDENTIAL      28.10          87.8%       24.68        19.40
- ----------------------------------------------------------------------------------------------------------------
   Lot 4          5.30         100.0%        5.30                    $4.50
   Lot 5         22.40          45.2%       10.12                    $0.55
   Lot 6          4.90         100.0%        4.90                    $4.50
   Lot 8          9.50          79.8%        7.58                    $0.55
- ----------------------------------------------------------------------------------------------------------------
TRIAD CAMPUS/
EXPANSION        42.10          66.3%       27.90                    42.10
- ----------------------------------------------------------------------------------------------------------------
   Lot 7          3.50         100.0%        3.50        $3.67
   Lot 9         13.80          98.3%       13.56        $4.00
   Lot 9A (1)     5.60         100.0%        5.60        $3.60
- ----------------------------------------------------------------------------------------------------------------
MULTI-TENANT
COMPONENT        22.90          99.0%       22.66        17.30        5.60
- ----------------------------------------------------------------------------------------------------------------
   Lot 10        16.10          58.5%        9.42                              $1.00
   Lot 11        20.20          48.9%        9.88                              $1.00
   Lot 12         9.80          79.5%        7.79                              $1.00
- ----------------------------------------------------------------------------------------------------------------
CORPORATE USER/
DEVELOPER        46.10          58.8%       27.09                              46.10
- ----------------------------------------------------------------------------------------------------------------
   Lot 13         3.50         100.0%        3.50
- ----------------------------------------------------------------------------------------------------------------
QUASI COMMERCIAL  3.50         100.0%        3.50
- ----------------------------------------------------------------------------------------------------------------
   Lot 14         4.54         100.0%        0.00       $0.00
- ----------------------------------------------------------------------------------------------------------------
ROADS AND
FREEWAY RAMPS     4.54           0.0%        0.00        0.00
- ----------------------------------------------------------------------------------------------------------------
   Lot 16         2.60         100.0%        2.60                                                   $4.00
   Lot 17         0.80         100.0%        0.80                                                   $4.00
   Lot 18         1.30         100.0%        1.30                                                   $4.00
   Lot 19         3.00         100.0%        3.00                                                   $4.00
   Lot 20         2.80         100.0%        2.80                                                   $4.00
   Lot 21         1.00         100.0%        1.00                                                   $4.00
   Lot 22         3.60         100.0%        3.60                                                   $4.00
   Lot 23         4.80         100.0%        4.80                                                   $4.00
   Lot 24        10.50         100.0%       10.50                                                   $4.00
   Lot 25         5.50         100.0%        5.50                                                   $4.00
- ----------------------------------------------------------------------------------------------------------------
CORPORATE USER/
DEVELOPER        35.90         100.0%       35.90                                                   35.90
- ----------------------------------------------------------------------------------------------------------------
OPEN SPACE/
AGRICULTURAL    110.80           0.0%        0.00
- ----------------------------------------------------------------------------------------------------------------
OPEN SPACE/
AGRICULTURAL    110.80                       0.00
- ----------------------------------------------------------------------------------------------------------------
TOTALS (2)      293.94          48.22%     141.73        36.70       47.70      46.10        0.00   35.90
- ----------------------------------------------------------------------------------------------------------------

                  NET RETAIL SALES PRICE OF GROSS LAND ($/PSF)
                                GROSS ACRES SOLD
                                  TIME OF SALE

                1ST HALF    2ND HALF
 LOT NUMBER       2000        2000        COMMENTS
- ------------------------------------------------------------------------------------------
   Lot 1                                 Gibson Speno Escrow
   Lot 2                                 Gibson Speno Escrow
   Lot 3          $1.06                  Residential Developer
- ------------------------------------------------------------------------------------------
RESIDENTIAL        8.7
- ------------------------------------------------------------------------------------------
   Lot 4                                 Competitive Bid
   Lot 5                                 Competitive Bid
   Lot 6                                 Competitive Bid
   Lot 8                                 Competitive Bid
- ------------------------------------------------------------------------------------------
TRIAD CAMPUS/
EXPANSION
- ------------------------------------------------------------------------------------------
   Lot 7                                 Tom Terrill (or affiliate)
   Lot 9                                 Lincoln Technology Park
   Lot 9A (1)                            Speculative Developer or Lincoln Property
- ------------------------------------------------------------------------------------------
MULTI-TENANT
COMPONENT
- ------------------------------------------------------------------------------------------
   Lot 10                                Corporate User or Developer
   Lot 11                                Corporate User or Developer
   Lot 12                                Corporate User or Developer
- ------------------------------------------------------------------------------------------
CORPORATE USER/
DEVELOPER
- ------------------------------------------------------------------------------------------
   Lot 13                    $4.00
- ------------------------------------------------------------------------------------------
QUASI COMMERCIAL              3.50
- ------------------------------------------------------------------------------------------
   Lot 14                                Dedicate to City
- ------------------------------------------------------------------------------------------
ROADS AND
FREEWAY RAMPS
- ------------------------------------------------------------------------------------------
   Lot 16                                Corporate User or Developer
   Lot 17                                Corporate User or Developer
   Lot 18                                Corporate User or Developer
   Lot 19                                Corporate User or Developer
   Lot 20                                Corporate User or Developer
   Lot 21                                Corporate User or Developer
   Lot 22                                Corporate User or Developer
   Lot 23                                Corporate User or Developer
   Lot 24                                Corporate User or Developer
   Lot 25                                Corporate User or Developer
- ------------------------------------------------------------------------------------------
CORPORATE USER/
DEVELOPER
- ------------------------------------------------------------------------------------------
OPEN SPACE/
AGRICULTURAL                  $0.03      Trust/Public Agency
- ------------------------------------------------------------------------------------------
OPEN SPACE/
AGRICULTURAL                   0.00
- ------------------------------------------------------------------------------------------
TOTALS (2)         8.70        3.50
- ------------------------------------------------------------------------------------------


                                                                              NET BUILDING VALUE ($/PSF)
                                                                                     NET ACRES SOLD
                                                                                      TIME OF SALE
                             PERCENTAGE                 2ND HALF    1ST HALF   2ND HALF   1ST HALF    2ND HALF
 BUILDING     GROSS ACRES     BUILDABLE    NET ACRES       1997        1998       1998        1999      1999
- ----------------------------------------------------------------------------------------------------------------
TRIAD CORPORATE
CAMPUS           15.06          100.0%      15.06                    $100
- ----------------------------------------------------------------------------------------------------------------
                                                                     15.06
- ----------------------------------------------------------------------------------------------------------------

                 1ST HALF    2ND HALF
 BUILDING          2000        2000      COMMENTS
- ----------------------------------------------------
TRIAD CORPORATE
CAMPUS
- ----------------------------------------------------

- ----------------------------------------------------

- ----------------------------------------------------


Notes:

(1) The sale price for this parcel has been reportedly negotiated up to $3.71 per square foot.

(2)   Net acres does not include open space/agricultural of 110.80 acres and
      4.54 acres (Lot 14).

Source: Sedway Group.

                                   EXHIBIT 3
                         RECOMMENDED LAND USE CATEGORIES

                                     [MAP]

                                    EXHIBIT 4
                                   TRIAD PARK
                        RECOMMENDED DISPOSITION PROGRAM
                           NET PRESENT VALUE SUMMARY
                                   JULY 1997


TOTAL LAND FOR SALE BEFORE TRIAD SYSTEMS CORPORATION BUILDING AND
PROJECT OVERHEAD
================================================
   Gross Acres (excluding Lot 14 and
    open space/agricultural)                                        178.60
   Net Present Value                                           $13,776,441
   Net Present Value/PSF of Land Area                                $1.77

TRIAD SYSTEMS CORPORATION BUILDING
================================================
   Gross Acres                                                       15.06
   Building Square Footage                                         219,818
   Net Present Value                                           $12,111,214
   Net Present Value/PSF of Bldg. Area                              $55.10

   Net Present Value/PSF of Land Area                               $18.46

PROJECT OVERHEAD
================================================

   Net Present Value                                             ($276,859)

TOTAL NET PRESENT VALUE:
================================================

   Net Present Value                                           $25,610,796

   Net Present Value (Rounded)                                 $25,600,000
                                                       ===================

Source: Sedway Group.

                                   EXHIBIT 5A
                                   TRIAD PARK
                         RECOMMENDED DISPOSITION PROGRAM
                          DETAILED SALES PRICE ANALYSIS
                                    JULY 1997

                                              PERCENTAGE
  LOT NUMBER                  GROSS ACRES      BUILDABLE   NET ACRES
- ---------------------------------------------------------------------
     Lot 1                       13.90           100.0%      13.90
     Lot 2                        5.50           100.0%       5.50
     Lot 3                        8.70            60.7%       5.28
- ---------------------------------------------------------------------
  RESIDENTIAL                    28.10            87.8%      24.68
- ---------------------------------------------------------------------
     Lot 4                        5.30           100.0%       5.30
     Lot 5                       22.40            45.2%      10.12
     Lot 6                        4.90           100.0%       4.90
     Lot 8                        9.50            79.8%       7.58
- ---------------------------------------------------------------------
  TRIAD CAMPUS/EXPANSION         42.10            66.3%      27.90
- ---------------------------------------------------------------------
     Lot 7                        3.50           100.0%       3.50
     Lot 9                       13.80            98.3%      13.56
     Lot 9A                       5.60           100.0%       5.60
- ---------------------------------------------------------------------
  MULTI-TENANT COMPONENT         22.90            99.0%      22.66
- ---------------------------------------------------------------------
     Lot 10                      16.10            58.5%       9.42
     Lot 11                      20.20            48.9%       9.88
     Lot 12                       9.80            79.5%       7.79
- ---------------------------------------------------------------------
  CORPORATE USER/DEVELOPER       46.10            58.8%      27.09
- ---------------------------------------------------------------------
     Lot 13                       3.50           100.0%       3.50
- ---------------------------------------------------------------------
  QUASI COMMERCIAL                3.50           100.0%       3.50
- ---------------------------------------------------------------------
     Lot 14                       4.54           100.0%       0.00
- ---------------------------------------------------------------------
  ROADS AND FREEWAY RAMPS         4.54           100.0%       0.00
- ---------------------------------------------------------------------
     Lot 16                       2.60           100.0%       2.60
     Lot 17                       0.80           100.0%       0.80
     Lot 18                       1.30           100.0%       1.30
     Lot 19                       3.00           100.0%       3.00
     Lot 20                       2.80           100.0%       2.80
     Lot 21                       1.00           100.0%       1.00
     Lot 22                       3.60           100.0%       3.60
     Lot 23                       4.80           100.0%       4.80
     Lot 24                      10.50           100.0%      10.50
     Lot 25                       5.50           100.0%       5.50
- ---------------------------------------------------------------------
  CORPORATE USER/DEVELOPER       35.90           100.0%      35.90
- ---------------------------------------------------------------------
     Open Space/Agricultur      110.80             0.0%       0.00
- ---------------------------------------------------------------------
OPEN SPACE/AGRICULTURAL         110.80                        0.00
- ---------------------------------------------------------------------
  TOTALS  (1)                   293.94            48.2%     141.73
- ---------------------------------------------------------------------

- ---------------------------------------------------------------------

- ---------------------------------------------------------------------
                                             PERCENTAGE
  BUILDING                  GROSS ACRES      BUILDABLE     NET ACRES
- ---------------------------------------------------------------------
  TRIAD CORPORATE CAMPUS         15.06           100.0%      15.06
- ---------------------------------------------------------------------

                                 SEDWAY GROUP        APPRAISAL          GRUBB & ELLIS
- ----------------------------------------------------------------------------------------------
                               NET SALES PRICE OF   NET VALUE OF         NET LISTING
                                   GROSS LAND        GROSS LAND        PRICE OF GROSS
  LOT NUMBER                        ($/PSF)           ($/PSF)           LAND ($/PSF)
- ----------------------------------------------------------------------------------------------
     Lot 1                           $3.43            $2.74                 N/Av
     Lot 2                           $3.43            $5.17                 N/Av
     Lot 3                           $1.06            $1.74                 N/Av
- ----------------------------------------------------------------------------------------------
  RESIDENTIAL                        $2.70            $2.91                 N/AV
- ----------------------------------------------------------------------------------------------
     Lot 4                           $4.50            $3.90                 $5.00
     Lot 5                           $0.55            $0.00                 $2.00
     Lot 6                           $4.50            $3.92                 $5.00
     Lot 8                           $0.55            $0.20                 $2.00
- ----------------------------------------------------------------------------------------------
  TRIAD CAMPUS/EXPANSION             $1.51            $1.48                 $3.10
- ----------------------------------------------------------------------------------------------
     Lot 7                           $3.67            $3.02                 $4.00
     Lot 9                           $4.00            $2.77                 $4.00
     Lot 9A                          $3.60            $2.77                 $4.00
- ----------------------------------------------------------------------------------------------
  MULTI-TENANT COMPONENT             $3.85            $2.81                 $4.00
- ----------------------------------------------------------------------------------------------
     Lot 10                          $1.00            $0.59                 $2.00
     Lot 11                          $1.00            $0.09                 $2.00
     Lot 12                          $1.00            $1.69                 $2.00
- ----------------------------------------------------------------------------------------------
  CORPORATE USER/DEVELOPER           $1.00            $0.60                 $2.00
- ----------------------------------------------------------------------------------------------
     Lot 13                          $6.00            $4.02                 $7.00
- ----------------------------------------------------------------------------------------------
  QUASI COMMERCIAL                   $6.00            $4.02                 $7.00
- ----------------------------------------------------------------------------------------------
     Lot 14                          $0.00            $0.00                 $0.00
- ----------------------------------------------------------------------------------------------
  ROADS AND FREEWAY RAMPS            $0.00            $0.00                 $0.00
- ----------------------------------------------------------------------------------------------
     Lot 16                          $4.00            $4.52                 $6.50
     Lot 17                          $4.00            $4.52                 $6.50
     Lot 18                          $4.00            $4.52                 $6.50
     Lot 19                          $4.00            $4.52                 $6.50
     Lot 20                          $4.00            $4.52                 $6.50
     Lot 21                          $4.00            $4.52                 $6.50
     Lot 22                          $4.00            $4.02                 $6.50
     Lot 23                          $4.00            $3.02                 $6.50
     Lot 24                          $4.00            $3.02                 $6.00
     Lot 25                          $4.00            $3.52                 $6.00
- ----------------------------------------------------------------------------------------------
  CORPORATE USER/DEVELOPER           $4.00            $3.68                 $6.28
- ----------------------------------------------------------------------------------------------
     Open Space/Agricultur           $0.03            $0.03                  N/Av
- ----------------------------------------------------------------------------------------------
OPEN SPACE/AGRICULTURAL               N/AP             N/AP                  N/AP
- ----------------------------------------------------------------------------------------------
  TOTALS  (1)                        $2.45            $2.14                  N/AV
- ----------------------------------------------------------------------------------------------


- ----------------------------------------------------------------------------------------------
                                 SEDWAY GROUP        APPRAISAL          GRUBB & ELLIS
- ----------------------------------------------------------------------------------------------
                                                                               GROSS
  BUILDING                    GROSS SALES PRICE  GROSS SALES PRICE         SALES PRICE
- ----------------------------------------------------------------------------------------------
  TRIAD CORPORATE CAMPUS          $22,000,000       $22,000,000              N/AV
- ----------------------------------------------------------------------------------------------



Notes:

(1) Does not include open space/agricultural of 110.80 acres and 4.54 acres (Lot 14) for land value calculation purposes.

Sources: Carneghi-Boutovich & Partners; Grubb & Ellis; Triad Park, LLC.;
         and Sedway Group.

                                   EXHIBIT 5B
                                   TRIAD PARK
                         RECOMMENDED DISPOSITION PROGRAM
                     SALES PRICE ANALYSIS BY LAND USE GROUP
                                    JULY 1997

                                              PERCENTAGE
  LOT NUMBER                  GROSS ACRES      BUILDABLE   NET ACRES
- ---------------------------------------------------------------------
- ---------------------------------------------------------------------
  Residential                    28.10            87.8%      24.68
- ---------------------------------------------------------------------
  Triad Campus/Expansion         42.10            66.3%      27.90
- ---------------------------------------------------------------------
  Multi-Tenant Component         22.90            99.0%      22.66
- ---------------------------------------------------------------------
  Corporate User/Developer       46.10            58.8%      27.09
- ---------------------------------------------------------------------
  Quasi Commercial                3.50           100.0%       3.50
- ---------------------------------------------------------------------
  Roads and Freeway Ramps         4.54           100.0%       0.00
- ---------------------------------------------------------------------
  Corporate User/Developer       35.90           100.0%      35.90
- ---------------------------------------------------------------------
  Open Space/Agricultural       110.80             0.0%       0.00
- ---------------------------------------------------------------------
    TOTALS (1)                  293.94            48.2%     141.73


- ---------------------------------------------------------------------
                                             PERCENTAGE
  BUILDING                  GROSS ACRES      BUILDABLE     NET ACRES
- ---------------------------------------------------------------------
  TRIAD CORPORATE CAMPUS         15.06           100.0%      15.06
- ---------------------------------------------------------------------


  OTHER ASSUMPTIONS
  Annual Discount Rate:  Developable Land Sales                15.00%

  Annual Discount Rate - Triad Building:                       15.00%

  Annual Discount Rate - Project Wide Expenditures:            15.00%

  Cost of Sales as % of Gross Sales Price:                    (2)
- ---------------------------------------------------------------------


                                 SEDWAY GROUP        APPRAISAL          GRUBB & ELLIS
- ----------------------------------------------------------------------------------------
                               NET SALES PRICE OF   NET VALUE OF         NET LISTING
                                   GROSS LAND        GROSS LAND        PRICE OF GROSS
  LOT NUMBER                        ($/PSF)           ($/PSF)           LAND ($/PSF)
- ----------------------------------------------------------------------------------------
  Residential                       $2.70              $2.91                N/Av

  Triad Campus/Expansion            $1.51              $1.48               $3.10
- ----------------------------------------------------------------------------------------
  Multi-Tenant Componen             $3.85              $2.81               $4.00
- ----------------------------------------------------------------------------------------
  Corporate User/Developer          $1.00              $0.60               $2.00
- ----------------------------------------------------------------------------------------
  Quasi Commercial                  $6.00              $4.02               $7.00
- ----------------------------------------------------------------------------------------
  Roads and Freeway Ramps           $0.00              $0.00               $0.00
- ----------------------------------------------------------------------------------------
  Corporate User/Developer          $4.00              $3.68               $6.28
- ----------------------------------------------------------------------------------------
  Open Space/Agricultural            N/Ap               N/Ap                N/Ap
- ----------------------------------------------------------------------------------------
    TOTALS (1)                      $2.45              $2.14                N/AV
- ----------------------------------------------------------------------------------------


- ----------------------------------------------------------------------------------------------
                                 SEDWAY GROUP        APPRAISAL          GRUBB & ELLIS
- ----------------------------------------------------------------------------------------------
                                                                               GROSS
  BUILDING                    GROSS SALES PRICE  GROSS SALES PRICE         SALES PRICE
- ----------------------------------------------------------------------------------------------
  TRIAD CORPORATE CAMPUS          $22,000,000       $22,000,000              N/AV
- ----------------------------------------------------------------------------------------------

  Notes:

   (1) Does not include open space/agricultural of 110.80 acres and 4.54 acres (Lot 14) for land value calculation purposes.

   (2)  6 percent for land, 2 percent for building.

  Sources: Carneghi-Boutovich & Partners; Grubb & Ellis; Triad Park, LLC.; and Sedway Group.

                                    EXHIBIT 6
                                     PAGE 1
                                   TRIAD PARK
                   DEVELOPMENT PROFORMA: SEMI ANNUAL ANALYSIS
                                CASH FLOW SUMMARY
                         RECOMMENDED DISPOSITION PROGRAM
                                    JULY 1997

LAND USE
-----------------------------------
RESIDENTIAL                              YEAR      2NDHALF97     1STHALF98        2NDHALF98         1STHALF99        2NDHALF99
                                         ----      ---------     ---------        ---------         ---------        ---------
Percentage of Total Development                        78.61%         0.00%            0.00%             0.00%            0.00%
Gross Acres Sold                                       19.40          0.00             0.00              0.00             0.00
Land Value Annual Growth Rates                          0.00%         3.00%            3.00%             3.00%            3.00%
Land Sale Value                                   $2,900,000            $0               $0                $0               $0
Cost of Land Sales                                   (87,000)            0                0                 0                0
Net Land Sales Proceeds                            2,813,000             0                0                 0                0
Holding Costs                                         (6,895)       (6,964)          (7,034)           (7,104)          (7,175)
Land Sales Net of Holding Costs                    2,806,105        (6,964)          (7,034)           (7,104)          (7,175)
Miscellaneous Revenues                                     0             0                0                 0                0
Miscellaneous Expenses                                     0             0                0                 0                0
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                    $2,806,105       ($6,964)         ($7,034)          ($7,104)         ($7,175)


TRIAD CAMPUS EXPANSION                   YEAR       2NDHALF97     1STHALF98        2NDHALF98         1STHALF99        2NDHALF99
                                         ----       ---------     ---------        ---------         ---------        ---------
Percentage of Total Development                        0.00%        100.00%            0.00%             0.00%            0.00%
Gross Acres Sold                                       0.00          42.10             0.00              0.00             0.00
Land Value Annual Growth Rates                         0.00%          3.00%            3.00%             3.00%            3.00%
Land Sale Value                                          $0     $2,763,664               $0                $0               $0
Cost of Land Sales                                        0       (165,820)               0                 0                0
Net Land Sales Proceeds                                   0      2,597,844                0                 0                0
Holding Costs                                      (137,282)             0                0                 0                0
Land Sales Net of Holding Costs                    (137,282)     2,597,844                0                 0                0
Miscellaneous Revenues                                    0              0                0                 0                0
Miscellaneous Expenses                                    0              0                0                 0                0
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                    ($137,282)    $2,597,844               $0                $0               $0


MULTI-TENANT COMPONENT                   YEAR       2NDHALF97     1STHALF98        2NDHALF98         1STHALF99        2NDHALF99
                                         ----       ---------     ---------        ---------         ---------        ---------
Percentage of Total Development                       75.29%         24.71%           0.00%             0.00%             0.00%
Gross Acres Sold                                      17.30           5.60            0.00              0.00              0.00
Land Value Annual Growth Rates                         0.00%          3.00%           3.00%             3.00%             3.00%
Land Sale Value                                  $2,964,040       $878,170              $0                $0                $0
Cost of Land Sales                                 (173,797)       (52,690)              0                 0                 0
Net Land Sales Proceeds                           2,790,243        825,479               0                 0                 0
Holding Costs                                       (20,600)             0               0                 0                 0
Land Sales Net of Holding Costs                   2,769,643        825,479               0                 0                 0
Miscellaneous Revenues                                    0              0               0                 0                 0
Miscellaneous Expenses                                    0              0               0                 0                 0
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                   $2,769,643       $825,479              $0                $0                $0

Source: Sedway Group.
------------------------------------------------------------------------------------------------------------------------------------


LAND USE
-----------------------------------
RESIDENTIAL                               1STHALF00        2NDHALF00         1STHALF01          TOTAL
                                          ---------        ---------         ---------          -----
Percentage of Total Development                0.00%            21.39%            0.00%           100.00%
Gross Acres Sold                               0.00              8.70             0.00             28.10
Land Value Annual Growth Rates                 3.00%             3.00%            3.00%
Land Sale Value                                  $0          $432,756               $0        $3,332,756
Cost of Land Sales                                0           (25,965)               0          (112,965)
Net Land Sales Proceeds                           0           406,791                0         3,219,791
Holding Costs                                (7,247)                0                0           (42,421)
Land Sales Net of Holding Costs              (7,247)          406,791                0         3,177,370
Miscellaneous Revenues                            0                 0                0                 0
Miscellaneous Expenses                            0                 0                0                 0
----------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                              ($7,247)          $406,791              $0        $3,177,370

TRIAD CAMPUS EXPANSION                     1STHALF00        2NDHALF00         1STHALF01          TOTAL
                                           ---------        ---------         ---------          -----
Percentage of Total Development                0.00%            0.00%             0.00%           100.00%
Gross Acres Sold                               0.00             0.00              0.00             42.10
Land Value Annual Growth Rates                 3.00%            3.00%             3.00%
Land Sale Value                                  $0               $0                $0         $2,763,664
Cost of Land Sales                                0                0                 0           (165,820)
Net Land Sales Proceeds                           0                0                 0          2,597,844
Holding Costs                                     0                0                 0           (137,282)
Land Sales Net of Holding Costs                   0                0                 0          2,460,562
Miscellaneous Revenues                            0                0                 0                  0
Miscellaneous Expenses                            0                0                 0                  0
----------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                   $0               $0                $0         $2,460,562

MULTI-TENANT COMPONENT                     1STHALF00        2NDHALF00         1STHALF01          TOTAL
                                           ---------        ---------         ---------          -----
Percentage of Total Development                0.00%            0.00%             0.00%            100.00%
Gross Acres Sold                               0.00             0.00              0.00              22.90
Land Value Annual Growth Rates                 3.00%            3.00%             3.00%
Land Sale Value                                  $0               $0                $0         $3,842,210
Cost of Land Sales                                0                0                 0           (226,487)
Net Land Sales Proceeds                           0                0                 0          3,615,722
Holding Costs                                     0                0                 0            (20,600)
Land Sales Net of Holding Costs                   0                0                 0          3,595,122
Miscellaneous Revenues                            0                0                 0                  0
Miscellaneous Expenses                            0                0                 0                  0
----------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                   $0               $0               $0          $3,595,122

Source: Sedway Group.
----------------------------------------------------------------------------------------------------------

                                    EXHIBIT 6
                                     PAGE 2
                                   TRIAD PARK
                   DEVELOPMENT PROFORMA: SEMI ANNUAL ANALYSIS
                                CASH FLOW SUMMARY
                         RECOMMENDED DISPOSITION PROGRAM
                                    JULY 1997

LAND USE
------------------------------------
CORPORATE USER/DEVELOPER                       YEAR     2NDHALF97     1STHALF98        2NDHALF98
                                               ----     ---------     ---------        ---------
Percentage of Total Development                            0.00%        0.00%            100.00%
Gross Acres Sold                                           0.00         0.00              46.10
Land Value Annual Growth Rates                             3.00%        3.00%              3.00%
Land Sale Value                                          $    0       $    0        $ 2,038,238
Cost of Land Sales                                            0            0           (122,294)
Net Land Sales Proceeds                                       0            0          1,915,943
Holding Costs                                          (143,517)    (175,229)                 0
Land Sales Net of Holding Costs                        (143,517)    (175,229)         1,915,943
Miscellaneous Revenues                                        0            0                  0
Miscellaneous Expenses                                        0            0                  0
------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                      ($  143,517)   ($175,229)       $ 1,915,943


QUASI COMMERCIAL                               YEAR     2NDHALF97      1STHALF98        2NDHALF98
                                               ----     ---------      ---------        ---------
Percentage of Total Development                            0.00%          0.00%            0.00%
Gross Acres Sold                                           0.00           0.00             0.00
Land Value Annual Growth Rates                             0.00%          3.00%            3.00%
Land Sale Value                                              $0             $0               $0
Cost of Land Sales                                            0              0                0
Net Land Sales Proceeds                                       0              0                0
Holding Costs                                           (14,778)       (17,225)         (23,588)
Land Sales Net of Holding Costs                         (14,778)       (17,225)         (23,588)
Miscellaneous Revenues                                        0              0                0
Miscellaneous Expenses                                        0              0                0
------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                         ($14,778)      ($17,225)        ($23,588)


ROADS AND FREEWAY RAMPS                         YEAR   2NDHALF97        1STHALF98       2NDHALF98
                                                ----   ---------        ---------       ---------
Percentage of Total Development                         100.00%             0.00%          0.00%
Gross Acres Sold                                          4.54              0.00           0.00
Land Value Annual Growth Rates                            0.00%            3.00%           3.00%
Land Sale Value                                             $0                $0             $0
Cost of Land Sales                                           0                0               0
Net Land Sales Proceeds                                      0                0               0
Holding Costs                                                0                0               0
Land Sales Net of Holding Costs                              0                0               0
Miscellaneous Revenues                                       0                0               0
Miscellaneous Expenses                                       0                0               0
------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                                              $0                $0             $0

LAND USE
------------------------------------
CORPORATE USER/DEVELOPER           1STHALF99        2NDHALF99        1STHALF00        2NDHALF00         1STHALF01          TOTAL
                                   ---------        ---------        ---------        ---------         ---------          -----
Percentage of Total Development       0.00%              0.00%          0.00%             0.00%              0.00%         100.00%
Gross Acres Sold                      0.00               0.00           0.00              0.00               0.00           46.10
Land Value Annual Growth Rates        3.00%              3.00%          3.00%             3.00%              3.00%
Land Sale Value                     $    0            $     0        $     0            $    0        $         0     $ 2,038,238
Cost of Land Sales                       0                  0              0                 0                  0        (122,294)
Net Land Sales Proceeds                  0                  0              0                 0                  0       1,915,943
Holding Costs                            0                  0              0                 0                  0        (318,746)
Land Sales Net of Holding Costs          0                  0              0                 0                  0       1,597,198
Miscellaneous Revenues                   0                  0              0                 0                  0               0
Miscellaneous Expenses                   0                  0              0                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                      $    0            $     0        $     0           $     0           $     0      $ 1,597,198

QUASI COMMERCIAL                     1STHALF99        2NDHALF99        1STHALF00        2NDHALF00         1STHALF01          TOTAL
                                     ---------        ---------        ---------        ---------         ---------          -----
Percentage of Total Development         0.00%            0.00%            0.00%          100.00%             0.00%           100.00%
Gross Acres Sold                        0.00             0.00             0.00             3.50              0.00              3.50
Land Value Annual Growth Rates          3.00%            3.00%            3.00%            3.00%             3.00%
Land Sale Value                          $0                $0               $0         $985,456                $0          $985,456
Cost of Land Sales                         0                0                0          (59,127)                0           (59,127)
Net Land Sales Proceeds                    0                0                0          926,329                 0           926,329
Holding Costs                       (23,644)          (23,752)         (23,808)               0                 0          (126,796)
Land Sales Net of Holding Costs     (23,644)          (23,752)         (23,808)         926,329                 0           799,533
Miscellaneous Revenues                     0                0                0                0                 0                 0
Miscellaneous Expenses                     0                0                0                0                 0                 0
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                      ($23,644)        ($23,752)        ($23,808)        $926,329                $0          $799,533

ROADS AND FREEWAY RAMPS             1STHALF99        2NDHALF99        1STHALF00        2NDHALF00         1STHALF01          TOTAL
                                    ---------        ---------        ---------        ---------         ---------          -----
Percentage of Total Development         0.00%            0.00%            0.00%            0.00%             0.00%           100.00%
Gross Acres Sold                        0.00             0.00             0.00             0.00              0.00              4.54
Land Value Annual Growth Rates          3.00%            3.00%            3.00%            3.00%             3.00%
Land Sale Value                           $0               $0               $0               $0                $0               $0
Cost of Land Sales                         0                0                0                0                 0                0
Net Land Sales Proceeds                    0                0                0                0                 0                0
Holding Costs                              0                0                0                0                 0                0
Land Sales Net of Holding Costs            0                0                0                0                 0                0
Miscellaneous Revenues                     0                0                0                0                 0                0
Miscellaneous Expenses                     0                0                0                0                 0                0
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flow Before Bldg/Before
  Project Wide                            $0                $0               $0               $0               $0               $0

Source: Sedway Group.

                                    EXHIBIT 6
                                     PAGE 3
                                   TRIAD PARK
                   DEVELOPMENT PROFORMA: SEMI ANNUAL ANALYSIS
                                CASH FLOW SUMMARY
                         RECOMMENDED DISPOSITION PROGRAM
                                    JULY 1997

LAND USE
  CORPORATE USER/DEVELOPER          Year    2ndHalf97       1stHalf98       2ndHalf98       1stHalf99      2ndHalf99
                                    ----   -----------     -----------     -----------     -----------     -----------
Percentage of Total Development                   0.00%           0.00%           0.00%           0.00%         100.00%
Gross Acres Sold                                  0.00            0.00            0.00            0.00           35.90
Land Value Annual Growth Rates                    0.00%           3.00%           3.00%           3.00%           3.00%
Land Sale Value                            $         0     $         0     $         0     $         0     $ 6,639,058
Cost of Land Sales                                   0               0               0               0        (398,343)
Net Land Sales Proceeds                              0               0               0               0       6,240,715
Holding Costs                                 (133,056)       (157,964)       (223,048)       (223,426)              0
Land Sales Net of Holding Costs               (133,056)       (157,964)       (223,048)       (223,426)      6,240,715
Miscellaneous Revenues                               0               0               0               0               0
Miscellaneous Expenses                               0               0               0               0               0
                                           -----------     -----------     -----------     -----------     -----------
Net Cash Flow Before Bldg/
  Before Project Wide                      $  (133,056)    $  (157,964)    $  (223,048)    $  (223,426)    $ 6,240,715

LAND USE
  CORPORATE USER/DEVELOPER         1stHalf00      2ndHalf00      1stHalf01       TOTAL
                                  -----------    -----------    -----------    -----------
Percentage of Total Development          0.00%          0.00%          0.00%        100.00%
Gross Acres Sold                         0.00           0.00           0.00          35.90
Land Value Annual Growth Rates           3.00%          3.00%          3.00%
Land Sale Value                   $         0    $         0    $         0    $ 6,639,058
Cost of Land Sales                          0              0              0       (398,343)
Net Land Sales Proceeds                     0              0              0      6,240,715
Holding Costs                               0              0              0       (737,493)
Land Sales Net of Holding Costs             0              0              0      5,503,221
Miscellaneous Revenues                      0              0              0              0
Miscellaneous Expenses                      0              0              0              0
                                  -----------    -----------    -----------    -----------
Net Cash Flow Before Bldg/
  Before Project Wide Expend      $         0    $         0    $         0    $ 5,503,221

OPEN SPACE/AGRICULTURAL            Year     2ndHalf97      1stHalf98      2ndHalf98      1stHalf99       2ndHalf99
                                   ----    -----------    -----------    -----------    -----------     -----------
Percentage of Total Development                   0.00%          0.00%          0.00%          0.00%           0.00%
Gross Acres Sold                                  0.00           0.00           0.00           0.00            0.00
Land Value Annual Growth Rates                    0.00%          3.00%          3.00%          3.00%           3.00%
Land Sale Value                            $         0    $         0    $         0    $         0     $         0
Cost of Land Sales                                   0              0              0              0               0
Net Land Sales Proceeds                              0              0              0              0               0
Holding Costs                                        0              0              0              0               0
Land Sales Net of Holding Costs                      0              0              0              0               0
Miscellaneous Revenues                               0              0              0              0               0
Miscellaneous Expenses                               0              0              0              0               0
                                           -----------    -----------    -----------    -----------     -----------
Net Cash Flow Before Bldg/
Before Project Wide Expend                 $         0    $         0    $         0    $         0     $         0

OPEN SPACE/AGRICULTURAL                 1stHalf00       2ndHalf00      1stHalf01        TOTAL
                                       -----------    -----------     -----------    -----------
Percentage of Total Development               0.00%        100.00%           0.00%        100.00%
Gross Acres Sold                              0.00         110.80            0.00         110.80
Land Value Annual Growth Rates                3.00%          3.00%           3.00%
Land Sale Value                        $         0    $   155,984     $         0    $   155,984
Cost of Land Sales                               0         (9,359)              0         (9,359)
Net Land Sales Proceeds                          0        146,625               0        146,625
Holding Costs                                    0              0               0              0
Land Sales Net of Holding Costs                  0        146,625               0        146,625
Miscellaneous Revenues                           0              0               0              0
Miscellaneous Expenses                           0              0               0              0
                                       -----------    -----------     -----------    -----------
Net Cash Flow Before Bldg/
  Before Project Wide Expend           $         0    $   146,625     $         0    $   146,625


                                  Acres    Bldg. SF
                                  -----    --------  ------------    ------------    ------------    ------------    ------------
TRIAD BUILDING                    15.06    219,818   $       0.48    $       0.48    $       0.00    $       0.00   $        0.00
REVENUE

Building/Land Sale                                   $          0    $ 22,000,000    $          0    $          0    $          0
Triad Rental Income                                     1,252,860       1,252,860               0               0               0
Reimbursement: Assessments                                 40,270          50,564               0               0               0
Reimbursement: Taxes                                      124,500         126,990               0               0               0
Total Building Revenue                               $  1,417,630    $ 23,430,414    $          0    $          0    $          0
EXPENDITURES
Assessments                                          $    (40,270)   $    (50,564)   $          0    $          0    $          0
Property Taxes                                           (124,500)       (126,990)              0               0               0
Debt Service - Principal                                 (547,819)     (8,680,103)              0               0               0
Debt Service - Interest                                  (444,466)       (416,854)              0               0               0
Cost of Sales                     2.00%                         0        (440,000)              0               0               0
Total Building Expenditures                          $ (1,157,055)   $ (9,714,511)   $          0    $          0    $          0

TOTAL BUILDING CASH FLOW                             $    260,575    $ 13,715,903    $          0    $          0    $          0

NET CASH FLOW: AFTER BLDG/
BEFORE PROJECT WIDE EXPEND                           $  5,395,999    $ 16,772,917    $  1,665,318    $   (251,099)   $  6,212,893

PROJECT WIDE EXPENDITURES
Overhead - Professional Fees                             (102,759)        (78,301)        (54,663)        (54,663)        (21,256)
                                                     ------------    ------------    ------------    ------------    ------------
TOTAL PROJECT WIDE EXPENDITURES                      $   (102,759)   $    (78,301)   $    (54,663)   $    (54,663)   $    (21,256)

NET CASH FLOW: AFTER BLDG/
AFTER PROJECT WIDE EXPEND                            $  5,293,239    $ 16,694,615    $  1,610,654    $   (305,762)   $  6,191,638
                                                     ============    ============    ============    ============    ============

TRIAD BUILDING
REVENUE
Building/Land Sale                                      $          0    $          0   $          0   $ 22,000,000
Triad Rental Income                                                0               0              0      2,505,720
Reimbursement: Assessments                                         0               0              0         90,834
Reimbursement: Taxes                                               0               0              0        251,490
Total Building Revenue                                  $          0    $          0   $          0   $ 24,848,044
EXPENDITURES
Assessments                                             $          0    $          0   $          0   $    (90,834)
Property Taxes                                                     0               0              0       (251,490)
Debt Service - Principal                                           0               0              0     (9,227,922)
Debt Service - Interest                                            0               0              0       (861,320)
Cost of Sales                                                      0               0              0       (440,000)
Total Building Expenditures                             $          0    $          0   $          0   $(10,871,566)

TOTAL BUILDING CASH FLOW                                $          0    $          0   $          0   $ 13,976,478

NET CASH FLOW: AFTER BLDG/BEFORE PROJECT WIDE EXPEND    $    (27,919)   $  1,333,120   $          0   $ 31,101,228

PROJECT WIDE EXPENDITURES
Overhead - Professional Fees                                 (21,256)              0              0       (332,898)
                                                        ------------    ------------   ------------   ------------
TOTAL PROJECT WIDE EXPENDITURES                         $    (21,256)   $          0   $          0   $   (332,898)

NET CASH FLOW: AFTER BLDG/
AFTER PROJECT WIDE EXPEND                               $    (49,174)   $  1,536,557   $     56,813   $ 31,028,580
                                                        ============    ============   ============   ============

Source: Sedway Group.

                                    EXHIBIT 7
                                   TRIAD PARK
                   DEVELOPMENT PROFORMA: SEMI ANNUAL ANALYSIS
                                CASH FLOW SUMMARY
                         RECOMMENDED DISPOSITION PROGRAM
                                    JULY 1997

LAND USE
TOTAL                              Year       2ndHalf97        1stHalf98       2ndHalf98         1stHalf99       2ndHalf99
                                   -----    ------------     ------------     ------------     ------------     ------------
Percentage of Total Development                       --               --               --               --               --
Gross Acres Sold                                   41.24            47.70            46.10             0.00            35.90
Land Value Annual Growth Rates                        --               --               --               --               --
Land Sale Value                             $  5,864,040     $  3,641,834     $  2,038,238     $          0     $  6,639,058
Cost of Land Sales                              (260,797)        (218,510)        (122,294)               0         (398,343)
Net Land Sales Proceeds                        5,603,243        3,423,324        1,915,943                0        6,240,715
Holding Costs                                   (467,819)        (366,310)        (250,626)        (251,099)         (27,822)
Land Sales Net of Holding Costs                5,135,424        3,057,014        1,665,318         (251,099)       6,212,893
Miscellaneous Revenues                                 0                0                0                0                0
Miscellaneous Expenses                                 0                0                0                0                0
                                            ------------     ------------     ------------     ------------     ------------
Net Cash Flow Before Bldg/
Before Project Wide                         $  5,135,424     $  3,057,014     $  1,665,318     $(   251,099)    $  6,212,893

                                    1stHalf00         2ndHalf00        1stHalf01        TOTAL
                                   ------------     ------------     ------------    ------------
Percentage of Total Development              --               --               --              --
Gross Acres Sold                           0.00           123.00             0.00          293.94
Land Value Annual Growth Rates               --               --               --              --
Land Sale Value                    $          0     $  1,574,196     $          0    $ 19,757,366
Cost of Land Sales                            0          (94,452)               0      (1,094,397)
Net Land Sales Proceeds                       0        1,479,744                0      18,662,969
Holding Costs                           (27,919)               0                0      (1,391,595)
Land Sales Net of Holding Costs         (27,919)       1,479,744                0      17,271,374
Miscellaneous Revenues                        0                0                0               0
Miscellaneous Expenses                        0                0                0               0
                                   ------------     ------------     ------------    ------------
Net Cash Flow Before Bldg/
Before Project Wide                $    (27,919)    $  1,479,744     $          0    $ 17,271,374

                                  Acres  Bldg. SF
                                  -----  --------
TRIAD BUILDING                    15.06  219,818
REVENUE
Building/Land Sale                                   $          0    $ 22,000,000    $          0    $          0    $          0
Triad Rental Income                                     1,252,860       1,252,860               0               0               0
Reimbursement: Assessments                                 40,270          50,564               0               0               0
Reimbursement: Taxes                                      124,500         126,990               0               0               0
Total Building Revenue                               $  1,417,630    $ 23,430,414    $          0    $          0    $          0
EXPENDITURES
Assessments                                          $    (40,270)   $    (50,564)   $          0    $          0    $          0
Property Taxes                                           (124,500)       (126,990)              0               0               0
Debt Service - Principal                                 (547,819)     (8,680,103)              0               0               0
Debt Service - Interest                                  (444,466)       (416,854)              0               0               0
Cost of Sales                     2.00%                         0        (440,000)              0               0               0
Total Building Expenditures                          $ (1,157,055)   $ (9,714,511)   $          0    $          0    $          0

TOTAL BUILDING CASH FLOW                             $    260,575    $ 13,715,903    $          0    $          0    $          0

NET CASH FLOW: AFTER BLDG/
BEFORE PROJECT WIDE EXPEND                           $  5,395,999    $ 16,772,917    $  1,665,318    $   (251,099)   $  6,212,893

PROJECT WIDE EXPENDITURES
Overhead - Professional Fees                             (102,759)        (78,301)        (54,663)        (54,663)        (21,256)
                                                     ------------    ------------    ------------    ------------    ------------
TOTAL PROJECT WIDE EXPENDITURES                      $   (102,759)   $    (78,301)   $    (54,663)   $    (54,663)   $    (21,256)

NET CASH FLOW: AFTER BLDG/
AFTER PROJECT WIDE EXPEND                            $  5,293,239    $ 16,694,615    $  1,610,654    $   (305,762)   $  6,191,638
                                                     ============    ============    ============    ============    ============

Building/Land Sale                 $          0    $          0   $          0   $ 22,000,000
Triad Rental Income                           0               0              0      2,505,720
Reimbursement: Assessments                    0               0              0         90,834
Reimbursement: Taxes                          0               0              0        251,490
Total Building Revenue             $          0    $          0   $          0   $ 24,848,044
EXPENDITURES
Assessments                        $          0    $          0   $          0   $    (90,834)
Property Taxes                                0               0              0       (251,490)
Debt Service - Principal                      0               0              0     (9,227,922)
Debt Service - Interest                       0               0              0       (861,320)
Cost of Sales                                 0               0              0       (440,000)
Total Building Expenditures        $          0    $          0   $          0   $(10,871,566)

TOTAL BUILDING CASH FLOW           $          0    $          0   $          0   $ 13,976,478

NET CASH FLOW: AFTER BLDG/
BEFORE PROJECT WIDE EXPEND         $    (27,919)   $  1,333,120   $          0   $ 31,101,228

PROJECT WIDE EXPENDITURES
Overhead - Professional Fees            (21,256)              0              0       (332,898)
                                   ------------    ------------   ------------   ------------
TOTAL PROJECT WIDE EXPENDITURES    $    (21,256)   $          0   $          0   $   (332,898)

NET CASH FLOW: AFTER BLDG/
AFTER PROJECT WIDE EXPEND          $    (49,174)   $  1,536,557   $     56,813   $ 31,028,580
                                   ============    ============   ============   ============

Source: Sedway Group.